EXHIBIT 99.12

News Release

FOR IMMEDIATE RELEASE

Contacts:	Valerie Haertel (Investor Relations)	John Meyers (Media)
	(212) 969-6414	(212) 969-2301
	investor_relations@acml.com	john_meyers@acml.com

ALLIANCE CAPITAL ANNOUNCES MAY 31, 2003 ASSETS UNDER MANAGEMENT

New York, NY, June 12, 2003 — Alliance Capital Management Holding L.P. (“Alliance Holding”) (NYSE: AC) and Alliance Capital Management L.P. (“Alliance Capital”) today reported preliminary assets under management of approximately $423 billion at May 31, 2003 compared to $404 billion at April 30, 2003 and $433 billion at May 31, 2002.

ALLIANCE CAPITAL MANAGEMENT L.P.

(THE OPERATING PARTNERSHIP)

ASSETS UNDER MANAGEMENT

($ billions)

	At May 31, 2003 (preliminary)				At April 30, 2003	At May 31, 2002
	Retail	Institutional Investment Management	Private Client	Total	Total	Total
Equity
Growth	$41	$69	$5	$115	$111	$148
Value	27	61	28	116	106	108
Total Equity	68	130	33	231	217	256

Fixed Income	74	83	11	168	165	150

Passive	3	21	0	24	22	27

Total	$145	$234	$44	$423	$404	$433

ABOUT ALLIANCE CAPITAL

Alliance Capital is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. Alliance Capital is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios. As one of the world’s leading global investment management organizations, Alliance Capital is able to compete for virtually any portfolio assignment in any developed capital market in the world.

Alliance Holding owns approximately 30.7% of the units of limited partnership interest in Alliance Capital. AXA Financial, Inc. owns approximately 1.9% of the outstanding publicly traded Alliance Holding Units and approximately 54.7% of the outstanding Alliance Capital Units, which, including the general partnership interests in Alliance Capital and Alliance Holding, represent an approximate 55.7% economic interest in Alliance Capital. AXA Financial, Inc. is a wholly owned subsidiary of AXA, one of the largest global financial services organizations.  Additional information may be found at www.alliancecapital.com.

Forward-Looking Statements

Certain statements provided by Alliance Capital and Alliance Holding in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of such factors include, but are not limited to, the following: the performance of financial markets, the investment performance of Alliance Capital’s sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates.  Alliance Capital and Alliance Holding caution readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; Alliance Capital and Alliance Holding undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.